Exhibit 10.36

March 14, 2022

Re: Sovos Brands, Inc. Severance Plan for Executives

Dear Mr. Jensen:

Reference is made to the Sovos Brands, Inc. Severance Plan for Executives (the “Plan”). Any capitalized term used herein, but not defined, shall have the meaning given to such term in the Plan. In the event your employment with the Company terminates under certain circumstances as set forth in the Plan, you will be eligible to receive the severance payments and benefits provided under the Plan as if Sections 2.1(a) and 2.1(d) of the Plan provided for 12 months of salary continuation and reimbursement for up to 12 months of COBRA premiums, in each case, subject to the terms and conditions of the Plan. Furthermore, you shall be eligible to receive 100% of your Annual Target Bonus, rather than 50%, under Section 2.1(b) of the Plan, payable over 12 months following your Separation Date, subject to the terms and conditions of the Plan. Nothing in this letter agreement is intended to duplicate the severance payments and benefits provided for under the Plan or impact the ability of the Plan Administrator to amend or terminate the Plan in accordance with Section 9 thereof.

Very truly yours,

/s/ Katie Gvazdinskas

Katie Gvazdinskas

Chief Human Resources Officer

Sovos Brands, Inc.

AGREED AND ACKNOWLEDGED:

_/s/ Kirk Jensen______________________________

Kirk Jensen